Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ReShape Lifesciences Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	105,000 shares(1)	$2.17(2)	$227,850	$110.20 per $1,000,000	$25.11
Total Offering Amounts					$227,850		$25.11
Total Fee Offsets							$0.00
Net Fee Due							$25.11

(1)	Represents shares of the registrant’s common stock available for issuance under the ReShape Lifesciences Inc. 2022 Equity Incentive Plan (the “2022 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that become issuable under the 2022 Plan by reason of any stock split, stock dividend or other similar transaction effected without receipt of consideration where the registrant’s outstanding shares of common stock are increased, converted or exchanged.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the registrant’s common stock, as reported by the Nasdaq Capital Market on June 16, 2023.